                                     PALFED, INC.

                            107 Chesterfield Street South
                             Aiken, South Carolina  29801
                                    (803) 642-1400

                       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                    APRIL 22, 1997


TO SHAREHOLDERS OF PALFED, INC.

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of PALFED, Inc. ("PALFED") will be held at the Aiken City Hall Meeting Room, 214 Park Avenue, Aiken, South Carolina 29801 on April 22, 1997, at 10:00 a.m. Eastern Time, for the following purposes:

      1. The election of four (4) Directors of PALFED.

      2. To act upon a shareholder proposal, if presented at the meeting, as described on page 19 of this proxy statement.

      3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Holders of PALFED's Common Stock of record at the close of business on February 12, 1997 (the "Record Date") will be entitled to notice of and to vote at the meeting or any adjournment thereof.

Whether or not you expect to be present in person at the meeting, please sign and date the accompanying proxy and return it promptly in the enclosed postage-paid reply envelope.



                                       By Order of the Board of Directors
                                       Howard M. Hickey, Jr.
                                       Secretary


March 21, 1997
Aiken, South Carolina



SHAREHOLDERS ARE URGED TO DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF A SHAREHOLDER RECEIVES MORE THAN ONE PROXY BECAUSE HE OR SHE OWNS SHARES REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE COMPLETED AND RETURNED. YOUR COOPERATION WILL BE APPRECIATED. YOUR PROXY WILL BE VOTED WITH RESPECT TO THE MATTERS IDENTIFIED THEREON IN ACCORDANCE WITH ANY SPECIFICATIONS ON THE PROXY.

                                     PALFED, INC.
                            107 CHESTERFIELD STREET SOUTH
                             AIKEN, SOUTH CAROLINA  29801


                                   PROXY STATEMENT
             ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 22, 1997


    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of PALFED, Inc. ("PALFED" or the "Company") to be used at the Annual Meeting of Shareholders of PALFED (the "Annual Meeting") to be held at the Aiken City Hall Meeting Room, 214 Park Avenue, Aiken, South Carolina 29801, at 10:00 a.m., Eastern Time, on April 22, 1997, and any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and accompanying form of proxy and PALFED's 1996 Annual Report to Shareholders were first mailed or given to shareholders on or about March 21, 1997.

ACTIONS TO BE TAKEN UNDER THE PROXY

    In voting by proxy, shareholders may vote in favor of all nominees for director or withhold their votes as to some or all nominees. Unless instructed otherwise in the space provided in the proxy form, all properly executed proxies received by PALFED will be voted FOR the election of each of the four nominees for director set forth below under the heading "Election of Directors" (Proposal
1) and voted AGAINST the shareholder proposal described on page 19 of this Proxy Statement.

    Any shareholder giving a proxy may revoke it at any time before it is exercised by giving written notice of revocation or a duly executed proxy bearing a later date to PALFED's Secretary. In order to be effective, such notice or later dated proxy must be received by PALFED prior to the exercise of the earlier proxy. A shareholder may also attend the Annual Meeting, revoke his proxy and vote in person.

    PALFED's management knows of no matter to be brought before the Annual Meeting other than those mentioned in this Proxy Statement. If, however, a ny other matters properly come before the Annual Meeting, it is intended that the proxies will be voted in accordance with the judgment of the person or persons voting such proxies. In accordance with PALFED's Bylaws, for any new business to be brought before an Annual Meeting of Shareholders by a shareholder, the shareholder must deliver to the Secretary of the Company written notice of such new business not less than sixty (60) days nor more than ninety (90) prior to the first anniversary of the preceding year's Annual Meeting.

SOLICITATION OF PROXIES

    The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by mail, advertisement, telecopy, telegraph or telex or other methods, and in person. Proxy solicitations may be made by directors, consulting directors, officers and regular employees of the Company, none of whom will receive any additional compensation for such solicitations. The Company has retained Georgeson & Company to assist in the distribution of proxy solicitation materials at a cost to the Company of approximately $10,000, plus out-of-pocket expenses. Banks, brokers, nominees and other custodians and fiduciaries will be requested to forward proxy solicitation material to their principals and customers where appropriate, and the Company will reimburse such banks, brokers, nominees, custodians and fiduciaries for their reasonable out-of-pocket expenses in sending the proxy materials to beneficial owners of the shares.

                       OUTSTANDING SECURITIES AND VOTING RIGHTS

    The only class of securities entitled to vote at the meeting is PALFED's common stock, $1.00 par value ("Common Stock"). The close of business on February 12, 1997 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or at any adjournment or adjournments thereof. At February 12, 1997, there were 5,286,554 shares of Common Stock outstanding and entitled to be voted at the Annual Meeting.

    Each shareholder of PALFED is entitled to one vote for each share of Common Stock held. There are no cumulative voting rights in the election of directors.

QUORUM AND REQUIRED VOTE

    The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. Any proxy authorized to be voted at the Annual Meeting on any matter, including on routine matters pursuant to the discretionary authority granted in management's proxy, whether or not the proxy is marked to "WITHHOLD AUTHORITY", or to "ABSTAIN," will be counted in establishing a quorum. Proxies relating to "street name" shares that are voted by brokers on only some of the proposals will be treated as present for purposes of establishing the presence of a quorum, but will not be entitled to vote on any proposal as to which the broker does not have discretionary voting power and has not received instructions from the beneficial owner ("broker nonvotes").

    The election of each nominee as a director will require the presence of a quorum at the Annual Meeting and the affirmative vote of a plurality of the shares voting at the Annual Meeting. Approval of the shareholder proposal (Proposal 2) will require the presence of a quorum and the affirmative vote of a majority of the shares voting at the Annual Meeting. Votes withheld, abstentions and broker nonvotes (proxies submitted by a broker marked to indicate that the shares are not voted on a proposal), will not be included in vote totals for director nominees or Proposal 2, which will have the effect of reducing the total number of shares from which any required plurality or majority is calculated.

            SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL SHAREHOLDERS

    The following table sets forth, as of February 12, 1997, certain information concerning each person, group or other entities known by the Company to be beneficial owners, as defined in Rule 13d-3 promulgated by the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of more than five percent (5%) of the outstanding shares of Common Stock, the only class of voting securities currently outstanding:


                                   Amount and Nature of          Percent of
    Name and Address               Beneficial Ownership         Common Stock
    ----------------               --------------------         ------------

    Mid-Atlantic Investors                  474,000(1)               8.97
      Jerry Zucker
      H. Jerry Shearer
      P. O. Box 7574
      Columbia, SC  29202


    John Hancock Advisors, Inc.             329,360(2)               6.23
      101 Huntington Avenue
      Boston, MA  02199



--------------------

    (1) Information concerning beneficial ownership of Mid-Atlantic Investors and Messrs. Zucker and Shearer is based solely on a Schedule 13D dated October 27, 1995 filed by Mid-Atlantic Investors and Messrs. Zucker and Shearer, which information the Company has not independently verified. As reported in the
Schedule 13D, Mr. Zucker holds sole voting and dispositive power as to 303,000 shares of Common Stock, Mr. Shearer holds sole voting and dispositive power as to 11,000 shares of Common Stock, and Messrs. Shearer and Zucker and Mid-Atlantic Investors hold shared voting and dispositive power as to 160,000 shares of Common Stock. In its shareholder proposal dated November 13, 1996 to the Company, Mid-Atlantic Investors reported beneficial ownership of 137,500 shares of Common Stock.

    (2) As reported on a Schedule 13G dated February 4, 1997, filed by John Hancock Mutual Life Insurance Company and certain of its subsidiaries. As reported in the Schedule 13G, the shares are held by the John Hancock Regional Bank Fund, The Southeastern Thrift and Bank Fund, Inc. and the Financial Industries Fund. John Hancock Advisors, Inc. has sole power to vote or direct the vote of and to dispose of or direct the disposition of these shares under advisory agreements with each of these funds.

DIRECTORS AND EXECUTIVE OFFICERS

    The following table and related notes set forth certain information, as of February 12, 1997, concerning the beneficial ownership of Common Stock by all directors, including nominees for director, the executive officers named in the Summary Compensation Table, and by all officers, directors and nominees as a group.


                             Amount and Nature of     Percent of
Name of Beneficial Owner     Beneficial Ownership(1)  Common Stock(2)
------------------------     --------------------     ------------

W. Barry Adams                     32,988                  *
William F. Cochrane                 8,300 (3)              *
Patrick D. Cunning                 68,231                1.26%
Howard M. Hickey, Jr.              38,207                  *
Edward Larry Hutto                  7,912                  *
Harold D. Kingsmore                11,200                  *
R. Bruce McBratney                 24,569                  *
Edwin S. Pearlstine, Jr.(7)             0                  *
Albert H. Peters, Jr.              23,976 (4)              *
Darrell R. Rains                   47,673                  *
Ambrose L. Schwallie                5,480 (5)              *
Charles E. Simons, III             18,770 (6)              *
John C. Troutman                  153,134                2.84%

All Executive Officers and
Directors as a Group (15 persons) 518,419                9.60%

--------------------------

    (1) Shares beneficially owned include shares held by spouses, minor children, family partnerships and trusts, shares subject to options exercisable currently or within 60 days of the Record Date, shares held under the PALFED Employee Savings and Stock Ownership Plan ("401(k) Plan"), and restricted shares subject to forfeiture and transfer restrictions. Share totals for executive officers include options that are currently exercisable to acquire the following shares of Common Stock: Mr. Troutman - 19,921 shares, Mr. Adams - 13,175 shares, Mr. Cunning - 24,344 shares, Mr. Hickey - 12,791 shares,
Mr. Rains - 14,357 shares and all other executive officers - 18,424 shares. Share totals for each of the outside directors include exercisable options granted under the Amended and Restated Directors Stock Plan, but exclude options to acquire 3,000 shares of Common Stock granted in April 1996 which will vest as of April 24, 1997. Except as otherwise noted, the persons included in the above table have sole voting and investment power with respect to shares beneficially owned by them.

    (2) Percentages marked by an asterisk (*) indicate less than one percent (1%) of the outstanding Common Stock.

    (3)  Includes 4,300 shares owned jointly with Mr. Cochrane's spouse.

    (4) Excludes 8,067 shares owned by Mr. Peters' spouse for which Mr. Peters disclaims beneficial ownership.

    (5)  Includes 1,380 shares owned jointly with Mr. Schwallie's spouse.

    (6)  Includes 5,095 shares owned jointly with Mr. Simons' spouse.


    (7) Following the Record Date, Mr. Pearlstine acquired 5,000 shares of Common Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires PALFED's officers and directors, and persons who own more than ten percent of Common Stock, to file reports of ownership and changes in ownership with the SEC and The Nasdaq Stock Market. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish PALFED with copies of all Section 16(a) forms they file.

    Based solely on review of the copies of such forms furnished to PALFED, or written representations that no Forms 5 were required, PALFED believes that during 1996 its officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.



                                ELECTION OF DIRECTORS


GENERAL

    In accordance with the Company's Bylaws, directors are elected for staggered terms of three years each, and the directors are divided into three classes, each class to be as nearly equal in number as possible. A member of the Board of Directors who reaches the age of 70 becomes a Retired Director as of the date of the next Annual Meeting. The number of directors is currently set at nine (9), but the Board of Directors intends to increase the number of directors to ten (10) directors as of the date of the Annual Meeting.

    At the Annual Meeting, Messrs. William F. Cochrane, Edward Larry Hutto, and Charles E. Simons, III, all of whom currently serve as directors of the Company and all of whose terms expire at the Annual Meeting, will be nominated for reelection to serve three-year terms. In addition, Edwin S. Pearlstine, Jr., will be nominated for election to serve a two-year term. In accordance with PALFED's Bylaws, any nomination for director by a shareholder for consideration at an annual meeting of shareholders must be received by the Company at least sixty (60) and not more than ninety (90) days prior to the date of the Annual Meeting and must include certain information as to the nominee for director and the shareholder(s) on whose behalf such nomination is made.

    There are no arrangements or understandings between the Company and any person pursuant to which any of the above persons has been or will be elected a director. There are no family relationships among the directors, executive officers and nominees for directors of the Company, Palmetto Federal and their subsidiaries.

    It is intended that each Proxy solicited on behalf of the Board of Directors will be voted only for the election of the designated nominees. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve, but if that should occur before the Annual Meeting, it is intended that the Proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

                    INFORMATION AS TO NOMINEES AND OTHER DIRECTORS

                                     Term as            Director of
                                     Director              PALFED
Name and Age                         Expires               Since
------------                         --------           -----------

Nominees for
three-year term ending in 2000:
------------------------------

William F. Cochrane (69)               1997                1988

Edward Larry Hutto (60)                1997                1987

Charles E. Simons, III (54)            1997                1986


Nominee for
two-year term ending in 1999:
----------------------------

Edwin S. Pearlstine, Jr. (62)           n/a                 n/a

Continuing Directors:
--------------------

Patrick D. Cunning (49)                1998                1990

Harold D. Kingsmore (64)               1998                1992

R. Bruce McBratney (69)                1999                1993

Albert H. Peters, Jr. (67)             1999                1987

Ambrose L. Schwallie (49)              1999                1989

John C. Troutman (57)                  1998                1993


NOMINEES FOR A 3-YEAR TERM:

    WILLIAM F. COCHRANE has served as President of Alcoa South Carolina, Inc. since 1983.

    EDWARD LARRY HUTTO serves as Vice President and General Manager for
Cummings Oil Company, Inc., an oil marketer, in Hampton, South Carolina. He has been employed by the Cummings Oil Company since 1963.

    CHARLES E. SIMONS, III has been engaged in the private practice of law as a sole practitioner in Aiken, South Carolina since 1982. Mr. Simons also has been a municipal judge for the City of Aiken since 1987.

NOMINEE FOR A 2-YEAR TERM:

    EDWIN S. PEARLSTINE, JR. has been President of Pearlstine Distributors, Inc., a beer wholesale distributor headquartered in Charleston, South Carolina, since 1957. Mr. Pearlstine was a director of NationsBank of South Carolina N.A. (now NationsBank of Carolinas, N.A.) from 1991 to 1995.

REQUIRED VOTE

    Election of each of the four (4) nominees named above will require the presence of a quorum and the affirmative vote of a plurality of the shares of Common Stock voting at the Annual Meeting.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE FOUR NOMINEES NAMED ABOVE.

CONTINUING DIRECTORS:

    PATRICK D. CUNNING is an Executive Vice President of Palmetto Federal and serves as President of Palmetto Service Corporation ("PSC"), a wholly-owned subsidiary of Palmetto Federal. Prior to being named President of PSC in 1987, Mr. Cunning was Chief Appraiser and Vice President of PSC, which he joined in 1975.

    HAROLD D. (Doug) KINGSMORE was President and Chief Executive Officer of Graniteville Company from 1986 through May, 1996. He currently is President of Kingsmore Enterprises, a consulting firm.

    R. BRUCE McBRATNEY retired from Pershing & Co. in 1987 following 35 years of association with New York Stock Exchange firms. Mr. McBratney served on the Palmetto Federal Advisory Board in Beaufort, South Carolina from 1990 to 1992, and served as a director of Montclair Savings Bank in New Jersey for 20 years.

    ALBERT H. PETERS, JR. is the Chairman of the Board and from October 13,
1992 through February 28, 1993 served as Interim President and Chief Executive Officer of PALFED and Palmetto Federal Savings Bank of South Carolina ("Palmetto Federal"). Mr. Peters previously served as Manager of Plant Facilities and Services for E. I. DuPont at the Savannah River Plant, Aiken, South Carolina from 1984 until 1989, when he retired after working for E. I. DuPont since 1953.

    AMBROSE L. SCHWALLIE has been President of the Westinghouse Savannah River Company since 1991. From 1989 to 1991 he was an Executive Vice President of Westinghouse.

    JOHN C. TROUTMAN became the President and Chief Executive Officer of PALFED and Palmetto Federal on March 1, 1993. Prior to 1993, he held a number of positions with Citizens and Southern National Bank (now NationsBank), most recently as the Southeast Florida Commercial Division Manager for NationsBank. From 1989 to 1992 he was Regional Executive Vice President, East Coast of Florida for Citizens and Southern National Bank of Florida. From 1988 to 1989 Mr. Troutman was President and Chief Operating Officer of Citizens and Southern National Bank of South Carolina.

DIRECTOR COMPENSATION

    All PALFED directors also are directors of Palmetto Federal. Directors of Palmetto Federal receive no additional compensation for serving as directors of PALFED. Directors who are employees of the Company or any of its subsidiaries do not receive any directors fees or other compensation for serving as directors of PALFED or the Bank. There are no family relationships among any of the directors of PALFED or any of its subsidiaries.

    In 1996, each director who was not employed by PALFED or Palmetto Federal received a $600 monthly retainer, plus $400 per Board meeting and $200 per Committee meeting attended. Directors also are reimbursed for their reasonable expenses incurred in attending Board and Committee meetings. During 1996, PALFED's Chairman of the Board, Albert H. Peters, Jr., received a $1300 monthly retainer, plus directors' fees of $400 per Board attended, $250 per Committee meeting chaired and $200 per Committee meeting attended. The Chairman of each Committee also received $250 per Committee meeting chaired. Consulting and advisory directors do not receive any monthly retainers. Consulting directors, Henry W. Gibson and Donald W. Ropp, received fees of $500 per Board meeting attended and $200 per Committee meeting attended. Advisory directors W. Stephen Harley, J. Cleveland Holmes, and Neil W. Trask received fees of $250 per Board meeting attended. Based on the Company's 1996 performance in January, 1997, the Personnel and Compensation Committee of the Board of Directors awarded each outside director and consulting director a cash bonus of $6,000.

    Under the Amended and Restated Directors Stock Plan (the "Directors Plan"), each outside director received options in 1996 to acquire 3,000 shares of Common Stock at an exercise price of $12.75 per share. In 1997 each outside director also will receive options to acquire 3,000 shares of Common Stock. All options granted under the Directors Plan have an exercise price equal to the market value of Common Stock on the date of the grant and all options are granted as of the day following the Annual Meeting. Under the Directors Plan, new directors upon election to the Board of Directors automatically receive as of the day following the Annual Meeting 1,000 restricted shares of Common Stock.

    Consulting and advisory directors are granted options under the Directors Plan at the discretion of the Personnel and Compensation Committee. In 1996 each consulting and advisory director received options to acquire 3,000 shares of Common Stock. In 1997 the Personnel and Compensation Committee intends to grant options to acquire 3,000 shares of Common Stock to each consulting director.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    During 1996, the PALFED Board of Directors held 12 meetings. The Board of Directors has established Executive, Audit and Regulatory Compliance, Nominating, and Personnel and Compensation Committees. Each director attended at least 75 percent of the total number of the Board's meetings or meetings of committees on which he served.

    The Executive Committee has the responsibility to act for the Board on an interim basis between regularly established Board meeting dates. The members of the Executive Committee currently are Messrs. Peters (Chairman), Cochrane, Cunning, Simons and Troutman. Mr. Ropp also attended meetings of the Executive Committee as a consulting director. The Executive Committee met 21 times in 1996.

    The Audit and Regulatory Compliance Committee presently consists of Messrs. Schwallie (Chairman), Hutto, McBratney and Simons. Messrs. Peters and Troutman also serve as ex-officio members of this Committee. This Committee has responsibility for recommending to the Board of Directors the independent auditors of PALFED and Palmetto Federal, and reviewing their degree of independence, as well as reviewing with independent auditors and internal auditors the plans and results of PALFED's internal auditing procedures. The Committee also directs and monitors Palmetto Federal's Community Reinvestment Act activities, products and programs, as well as reviews all regulatory compliance activities. The Audit and Regulatory Compliance Committee met five
(5) times in 1996.

    The Nominating Committee consists of Messrs. Kingsmore (Chairman),
Cochrane, Peters, Schwallie and Troutman and held two (2) meetings in 1996. The Company's Bylaws allow nominations of directors by shareholders upon timely written notice to the Secretary of the Company not less than sixty (60) days prior to the Annual Meeting.

    In addition, the Strategic Alternatives Committee, currently consisting of members of the Executive Committee, has responsibility for assisting the Board of Directors with long-range planning and consideration of strategic alternatives available to the Company. This Committee met two (2) times in 1996. Palmetto Federal also has an Executive Loan Committee, consisting of the members of PALFED's Executive Committee and Howard M. Hickey Jr., which has the responsibility for reviewing and recommending to the Palmetto Federal Board of Directors all major loan facilities and reviewing the status of all of Palmetto Federal's criticized assets. The Palmetto Federal Executive Loan Committee met 23 times in 1996.


                            COMPENSATION COMMITTEE REPORT


    The PALFED Personnel and Compensation Committee (the "Committee") is composed entirely of outside directors who are not employees of the Company or any of its subsidiaries. The Committee currently consists of Messrs. Cochrane, Kingsmore and Simons. Dr. Gibson and Mr. Ropp also attended meetings of the Committee as consulting directors, and Messrs. Peters and Troutman also attended meetings of the Committee. The Committee held three (3) meetings in 1996.

    The Committee: (i) reviews and recommends employee and officer promotions and compensation levels, including compensation arrangements for the Company's President and Chief Executive Officer; (ii) establishes general policies relating to compensation of all employees, and reviews and administers employee relations policies; and (iii) reviews and administers the Company's employee benefit plans, including PALFED's stock option plans, restricted stock award plan, and 401(k) Plan. The Board of Directors reviews all decisions made by the Committee with respect to compensation of the Company's executive officers, however, awards under PALFED's stock option plans and restricted stock plan are made solely by the Committee.

    Pursuant to the proxy rules promulgated by the SEC, this report describes the compensation policies of the Committee applicable to the executive officers of the Company, including the 1996 compensation of Mr. Troutman. This report and the section that follows the Committee's report entitled "Shareholder Return" and related explanation shall not be deemed to be "soliciting material" or to be "filed" with the SEC or incorporated by reference into any filings under the Securities Act of 1933, as amended (the "Securities Act"), or under the Exchange Act, whether made before or after the date of this Proxy Statement notwithstanding statements made in the Company's previous SEC filings that all subsequent filings, in whole or in part, include this Proxy Statement.

COMPENSATION POLICIES

    PALFED's compensation policies are intended to increase shareholder value by rewarding improvement in the Company's overall performance, to attract and retain qualified executive officers and to align the interests of management and shareholders through stock-based compensation. The Committee evaluates employee and executive compensation with data gathered from peer group comparisons and market surveys. The Committee compares the Company's executive salaries with those of other similarly sized thrifts and banks in South Carolina and the Southeast. The Committee believes comparisons with other South Carolina financial institutions are more representative than the broader group represented in the performance graph used for comparisons of cumulative shareholder returns. The Committee considers the base salaries of PALFED and Palmetto Federal executives, as a whole, to be at the mid-to-lower range when compared with the base salaries of similarly situated executives in the thrift or banking industry in Palmetto Federal's market area. While the Committee has no established base salary targets, the Committee seeks to set compensation levels that are competitive with similarly situated financial institutions. Accordingly, the Committee continued its objective of greater reliance on incentives to supplement base salaries.

    In 1996, the Committee recommended and the Board approved an overall 4.0% increase in cash compensation, allocated among employees on a merit basis. The Committee utilized awards of incentive compensation for executive officers and other key employees to place greater emphasis on the enhancement of shareholder value, measured by return on net tangible equity, reduction of nonperforming assets and real estate owned, and other elements of risk management. Additionally, the Committee will consider an individual's contribution and other initiatives, as well as the handling of regulatory issues. To align employee interests with the shareholders, the Committee recommended payment of approximately one-quarter of executive bonuses in restricted shares of Common Stock.

    In February 1996, the Company awarded bonuses based on 1995 performance to certain executive officers, including the Chief Executive Officer, and to other officers under the Executive Incentive Bonus program administered by the Committee. A total bonus pool of approximately $363,000 was available for distribution with the Committee generally allocating approximately 75% of this amount to senior management. The majority of individual bonuses were paid 75% in cash and the remainder in restricted shares of Common Stock awarded under the Restricted Stock Plan. The Committee granted 6,345 restricted shares of Common Stock with a one year restriction period.

    In February 1996 the Committee also granted 100,000 restricted shares of Common Stock to executives and key officers that will vest annually over a 5 to 10-year period, depending on the vesting period elected by the officer. The cash portion of any future annual bonuses awarded to the recipients of these grants will be reduced by the value of the restricted shares of Common Stock vesting. In February 1997, 11,451 shares of the 100,000 restricted shares vested.

    Additionally, in November, 1996 the Committee awarded incentive stock options to acquire 50,000 shares of Common Stock to certain officers, including the Chief Executive Officer, and to other employees. The Committee generally allocated 75% of all option awards to senior management, including the Chief Executive Officer. The number of options awarded to each executive officer was based on the recommendations of the Chief Executive

Officer, each officer's current salary and level of responsibility, and the Committee's subjective evaluation of the individual's contribution to the performance of PALFED and its subsidiaries. The Committee granted options to those individuals whose contributions were principally responsible for achieving specified corporate objectives including, but not limited to, reductions in general and administrative expenses, and progress in the reduction of nonperforming assets and disposition of real estate owned. The exercise price of the options awarded in November, 1996 was $14.50 per share, the market price of Common Stock on the date of the grant. The options are exercisable for ten years and will vest in three years, at the rate of one-third of the grant per year. Options granted do not have performance contingencies, but generally require the employee to remain employed by the Company or its subsidiaries until the options vest. The value of the options depends entirely on the future performance of Common Stock, which reinforces the importance of long term shareholder value and further aligns the interests of executive officers to that of the Company's shareholders.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    Upon review of the previous year's personal accomplishments and the Company's overall performance, in November, 1995 the Committee approved a 6.3% salary increase for John C. Troutman, Chief Executive Officer, raising his base salary for 1996 to $170,000. Based on 1995 performance, in February 1996, Mr. Troutman received a cash bonus of $58,407 of which approximately 9% was paid in 432 restricted shares of Common Stock with a one-year vesting period. In February 1996, the Committee also awarded 17,565 restricted shares Common Stock to Mr. Troutman, vesting annually over a nine year period. Approximately, 1,952 shares of this Award vested in February 1997. Based on the Committee's subjective evaluation of Mr. Troutman's performance, in November 1996 the Committee awarded options to purchase 8,000 shares of Common Stock at $14.50 per share.


                                       William F. Cochrane, Chairman
                                       Harold D. Kingsmore
                                       Charles E. Simons, III



             COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


    During 1996, Palmetto Federal engaged in customary banking transactions with members of the Committee and had outstanding loans to several directors and executive officers and their affiliates, including Messrs. Kingsmore and Simons. These loans were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. In the opinion of management, these loans do not involve more than the normal risk of collectibility or present other unfavorable features. During 1996, the Company and its subsidiaries paid $3,918 in legal fees to Mr. Simons' law firm for legal services, and it is anticipated that Mr. Simons will furnish legal services to PALFED and its subsidiaries during 1997. There are no other interlocks or relationships among members of the Committee or PALFED's officers that require disclosure under applicable SEC regulations.

                                  SHAREHOLDER RETURN

    Set forth below is a performance graph comparing the yearly percentage changes in the cumulative total shareholder return on PALFED's Common Stock with the Standard & Poor's 500 Index (the "S&P 500") and the Nasdaq Financial Stocks Index for the five-year period commencing December 31, 1991 and ending December 31, 1996:


                   COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN



                                       [CHART]


             Value of $100 Invested on December 31, 1991 at December 31,
             -----------------------------------------------------------

                         1992      1993      1994      1995      1996
                         ----      ----      ----      ----      ----

    PALFED              $ 250     $ 200     $ 204     $ 339     $ 402
    S&P 500 Index         107       118       120       165       203
    Nasdaq Financial      143       166       167       243       311
        Stocks Index

                     EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table sets forth information concerning the annual and long-term compensation of the Chief Executive Officer during 1996 and certain other executive officers.

                              SUMMARY COMPENSATION TABLE



                                                                                      Long Term Compensation
                                                                             ---------------------------------------
                                                Annual Compensation                     Awards             Payouts
                                       -------------------------------------   -------------------------- ----------   All Other
                                                     Bonus     Other Annual  Restricted Stock Options/SAR   LTIP      Compensation
Name and Principal Position   Year     Salary ($)     ($)  Compensation ($)(1) Awards ($)(2)   (No.)(3)   payouts ($)    ($)(4)
---------------------------   ----     ----------    ----- ------------------ --------------- ---------   -----------  ---------

John C. Troutman              1996     170,007      58,407            --         229,462       8,000         n/a       8,291
  President and Chief         1995     160,006      44,324            --          14,772      13,123         n/a       8,291
    Executive Officer         1994     145,006      33,450            --            --         9,531         n/a       3,975

W. Barry Adams                1996      87,998      29,033            --         141,767       7,850         n/a       3,208
  Executive Vice President    1995      77,998      21,658            --           7,220       7,948         n/a       2,005
                              1994      74,178      12,000            --           4,077       4,700         n/a       1,073

Patrick D. Cunning            1996     122,005      33,698            --         167,994      11,700         n/a       7,187
  Executive Vice President    1995     116,004      31,027            --          10,340       9,225         n/a       7,187
                              1994     110,384      16,500            --           5,603       6,679         n/a       3,602

Howard M. Hickey, Jr.         1996      90,403      23,012            --         117,453      10,100         n/a       5,429
  Executive Vice President    1995      86,903      20,250            --           6,248       6,300         n/a       5,402
  and General Counsel         1994      84,600      11,475            --           3,895       4,200         n/a       3,251

Darrell R. Rains              1996     103,004      28,499            --         141,589       5,050         n/a       5,911
  Executive Vice President    1995      99,004      23,250            --           7,751       7,802         n/a       5,764
  and Chief Financial Officer 1994      94,400      13,500            --           4,583       5,200         n/a       3,478



-------------------------

         (1) Amounts shown do not include amounts for employee benefits (including group life and health insurance) that are generally available to all salaried employees, or which have a value as a benefit to the named individual that did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for any individual named.

         (2) Dollar values shown in the Restricted Stock Awards column are based on the closing market price of Common Stock on the date of the grant. Restrictions on Awards granted in 1994 and 1995 lapsed one year from the date of the grant. Restrictions on certain Awards granted in 1996 will lapse over a 5 to 10 year period depending on the election of the recipient. Restricted shares of Common Stock are entitled to vote and receive dividends paid on Common Stock. At December 31, 1996, the aggregate number of restricted shares of Common Stock held by the executive officers named in the Summary Compensation Table and the value of these shares, based upon the $14.00 per share closing price of the Common Stock on December 31, 1996, were as follows:


                                       Number
         Name                         of Shares       Value ($)
         ----                       -------------     ---------
         John C. Troutman .........    17,997          251,958
         W. Barry Adams ...........    11,119          155,666
         Patrick D. Cunning .......    13,176          184,464
         Howard M. Hickey, Jr. ....     9,212          128,968
         Darrell R. Rains .........    11,105          155,470


-------------------------

         (3) Grants of Incentive Stock Options, including extensions of previously granted options.

         (4) Employer matching contributions under the Company's 401(k) Plan and taxable life insurance over $50,000.

COMPENSATION AGREEMENTS AND PLANS

    EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS. Effective as of November 1, 1996, PALFED and Palmetto Federal entered into Executive Salary Continuation Agreements (such agreements are referred to individually as an "Agreement" and collectively as the "Agreements") with nine officers, including Messrs. Troutman, Adams, Cunning, Hickey and Rains. The Agreements for each of the officers are identical in all material respects. The Agreements replaced existing agreements the Company and Palmetto Federal entered into with these officers in 1994.

    Each Agreement has a three year term that is extended automatically each month (absent contrary notice). As a result, three years remain on the term of each Agreement, unless the Company elects not to extend the Agreement. In the event of the executive's resignation or termination, except for "cause", due to a "Change of Control" and a "Change of Duties or Salary" (as both terms are defined in the Agreement), the executive is entitled to receive an aggregate payment equal to three times his average annual compensation for the five years preceding the Change of Control. For purposes of the Agreements, a "Change of Control" generally is defined as a Change in Control in either PALFED or Palmetto Federal within the meaning of Office of Thrift Supervision ("OTS") regulations or that would be reported under Regulation 14A promulgated under the Exchange Act. A Change of Control also is deemed to have occurred (i) if any person, directly or indirectly, acquires or becomes the beneficial owner of securities representing 15 percent or more of the combined voting power of PALFED's outstanding voting securities, or (ii) during any two year period individuals constituting the Company's Board of Directors cease to constitute at least two thirds of the members of the Board of Directors (unless the election of new directors was approved by a vote of at least two-thirds of the directors then in office other than in connection with an actual or threatened proxy contest); or (iii) the shareholders approve a liquidation of the Company or a sale of substantially all of its assets; or (iv) any other event which the Board of Directors determines constitutes a Change of Control. A "Change in Duties or Salary" means a reduction of annual salary, a change in duties and responsibilities which result in the assignment of duties and responsibilities inferior to those at the time of a change in control, or relocation to a city or geographic location more than 5 miles from the Company's principal office in Aiken, South Carolina. A Change in Duties or Salary is deemed to have occurred upon a merger or combination of the Company or acquisition of more than 80% of the Company's voting securities in which the Company's outstanding voting securities do not continue to represent at least 50% of the voting power of the surviving entity. The executive has no duty to mitigate the amount of payments he receives under his Agreement, nor may any other compensation he earns reduce the amount of payments he receives under the Agreement. If the triggering event described in the Agreements had occurred as of December 31, 1996, the cash compensation payable to Messrs. Troutman, Adams, Cunning, Hickey and Rains would have been approximately $653,000, $264,000, $399,000, $290,000 and $329,000,
respectively.

    RETIREMENT INCOME PLAN. Palmetto Federal maintains a tax-qualified noncontributory defined benefit pension plan (the "Pension Plan"). All salaried employees of Palmetto Federal and its subsidiaries are eligible to participate upon meeting certain age and service requirements. The PALFED Personnel and Compensation Committee administers the Pension Plan. Contributions made by Palmetto Federal are determined under the aggregate cost method.

    Benefits under the Pension Plan are paid upon retirement or, under certain circumstances, upon death. The Pension Plan also provides for payment of accrued benefits to an employee who terminates employment before retirement, when the employee has a vested interest in the accrued benefit. Benefits are fully vested upon completion of six years' service. Benefits are payable monthly, in amounts based on an employee's final average earnings and years of service and are reduced by a portion of the employee's Social Security benefits. The Pension Plan provides for normal retirement at age 65. The Pension Plan also provides that an employee may retire and begin receiving payments when the employee has attained age 55 and has accumulated at least ten years' service.
An employee who elects early retirement receives a reduced benefit.

    The following table sets forth estimated annual pension benefits payable upon retirement to participants at normal retirement age in the compensation and service classifications specified.

                                  Years of Service*
                   ----------------------------------------------

Remuneration         15        20        25        30        35
------------         --        --        --        --        --

$100,000           21,363    28,484    35,604    42,725    49,846
$125,000           27,363    36,484    45,604    54,725    63,846
$150,000           33,363    44,484    55,604    66,725    77,846
$175,000           33,363    44,484    55,604    66,725    77,846
$200,000           33,363    44,484    55,604    66,725    77,846



---------------
* Full retirement benefits are earned with 35 or more years of credited service at age 65. Benefits are payable for ten-years certain and life thereafter.

    Compensation for purposes of computing annual benefits under the Pension Plan includes total compensation, including any bonus compensation. Covered compensation eligible for the accrual of pension benefits is limited to $150,000 in annual compensation. Messrs. Troutman, Adams, Cunning, Hickey and Rains have 4, 22, 21, 10 and 11 years of credited service under the Pension Plan, respectively. Benefits shown are computed based on life with 10-year certain.

    EXECUTIVE BONUS PLAN. The Company maintains an Executive Incentive Bonus Plan (the "Bonus Plan") for executive officers who have been employed by the Company or any of its subsidiaries for at least one year. Individual payments are awarded at the discretion of the Personnel and Compensation Committee considering the individual's contribution and base salary as a percent of the total base salary of all executives included within the Plan, but payments may vary from this relationship. In February 1996, PALFED awarded bonuses of approximately $363,000 under the Bonus Plan based on 1995 performance, a portion of which was paid in grants of restricted shares of Common Stock.

    RESTRICTED STOCK PLAN. The Restricted Stock Plan provides for grants of shares of Common Stock subject to certain restrictions. The Personnel and Compensation Committee determines the number of shares awarded under the Restricted Stock Plan and the restrictions on the shares. Generally, restricted shares will be forfeited unless an employee remains employed by the Company or one of its subsidiaries for a minimum of one year from the date of the award. The Company uses the Restricted Stock Plan as a supplement to the Bonus Plan by paying a portion of each employee's annual bonus in restricted stock.

    In February 1996, the Company granted awards for 106,345 restricted shares of Common Stock to executive officers and employees of the Company. Approximately 6,345 restricted shares granted in February 1996 related to bonuses based on 1995 performance and vested one year from the grant date. The remaining 100,000 restricted shares granted in February 1996 relate to grants that will vest annually over 5 to 10 years and are subject to the continued employment of the officers and employees receiving such grants.

    STOCK OPTION PLANS. The Company currently maintains incentive stock option plans adopted in 1985, 1993 and 1995 (referred to collectively as the "Option Plans"). The 1985 Option Plan terminated on September 24, 1995, although outstanding options granted under the 1985 Option Plan remain exercisable according to their terms. All of the options granted under the Option Plans were granted at the fair market value of the underlying shares of Common Stock on the date of the original grant.

    At December 31, 1996, options to acquire 318,797 shares of Common Stock were outstanding under the Option Plans. In February 1996, options granted in 1991 under the 1985 Option Plan expired. The Company agreed to grant replacement options at the same exercise price to certain officers that elected to extend the exercise period of their options, and effective April 24, 1996, the Company granted options to acquire 14,500 shares at an exercise of $5.75 per share to replace options originally granted in February, 1991 at the same exercise price. In November 1996, PALFED granted options at an exercise price of $14.50 per share to acquire 50,000 shares of Common Stock under the Option Plans.

    The following table lists all grants of options under the Option Plans to the executive officers named in the Summary Compensation Table for the year ended December 31, 1996 and contains certain information about the potential realizable value of those options.


                          OPTION GRANTS IN LAST FISCAL YEAR



                                                                                                  Potential Realizable
                                             Individual Grants                                      Value at Assumed
                        ----------------------------------------------------------                   Annual Rates of
                           Number of        Percent of                                          Stock Price Appreciation
                           Securities      Total Options         Exercise                            for Option Term (3)
                           Underlying        Granted to            Price/    Expiration       --------------------------------
                        Options Granted  Employees in 1996(1)   ($/Share)(2)    Date           0%($)       5%($)       10%($)
                        ---------------  --------------------   ------------ ----------        -----       -----       ------

John C. Troutman             8,000              12.4              14.50      11/14/2006        --          72,952      184,874
W. Barry Adams               4,850              12.2              14.50      11/14/2006        --          44,227      112,080
                             3,000                                 5.75(2)    4/23/2006       21,000       45,055       81,961
Patrick D. Cunning           5,700              18.1              14.50      11/14/2006        --          51,978      131,723
                             6,000                                 5.75(2)    4/23/2006       42,000       90,110      163,921
Howard M. Hickey, Jr.        4,600              15.7              14.50      11/14/2006        --          41,847      106,303
                             5,500                                 5.75(2)    4/23/2006       38,500       82,601      150,261
Darrell R. Rains             5,050               7.8              14.50      11/14/2006        --          46,051      116,702



-------------------------

         (1) In 1996, the Company granted options to acquire 64,500 shares under the Option Plans.

         (2) The replacement options have the same exercise price as the options originally granted in February, 1991. All options granted in November 1996 had an exercise price equal to the market price of Common Stock on the date of grant.

         (3) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of Common Stock and overall market conditions. The amounts reflected in this table may not necessarily be achieved.


    STOCK OPTIONS EXERCISES. The following table reflects the number of shares covered by both exercisable and unexercisable stock options and values for all in-the-money options granted to the named executive officers as of December 31, 1996.

            AGGREGATED OPTION EXERCISES IN 1996 AND YEAR-END OPTION VALUES



                                                                   Number of               Value of Unexercised
                           Number of                         Unexercised Options at       In-the-Money Options at
                           Securities                         December 31, 1996 ($)       December 31, 1996 ($)(2)
                        Underlying Options       Value      -------------------------    -------------------------
                           Exercised(1)       Realized ($)  Exercisable/Unexercisable    Exercisable/Unexercisable
                        ------------------    ------------  -------------------------    -------------------------

John C. Troutman                --                 n/a          20,028 / 19,926              115,963 / 30,528
W. Barry Adams                  --                 n/a          18,883 / 14,715              107,266 / 41,005
Patrick D. Cunning           5,578              37,107          24,470 / 20,076              172,109 / 20,825
Howard M. Hickey, Jr.           --                 n/a          22,490 / 15,700              121,886 / 59,798
Darrell R. Rains             7,250              42,938          22,417 / 11,985              141,728 / 17,178



-------------------------

         (1) The shares of Common Stock acquired upon exercise of an option may be less than the number of option shares exercised if an employee uses shares of Common Stock in payment of the option exercise price.

         (2) Values are based on the $14.00 per share closing price of Common Stock on December 31, 1996, less the exercise price of the option.

    REPRICINGS OF OPTIONS. The following table reflects the replacement by the Company of certain options granted to executive officers in February 1991.


                            TEN-YEAR OPTION/SAR REPRICINGS



                                                                                                                       Length of
                                              Securities                                                                Original
                                              Underlying                                                              Option Term
                                               Number of       Market Price of                                        Remaining at
                                                Options         Stock at Time    Exercise Price at      New              Date of
                                              Repriced or      of Repricing or   Time of Repricing    Exercise        Repricing or
                                Date          Amended (#)       Amendment ($)    or Amendment ($)     Price ($)         Amendment
                               -----          -----------      ---------------   -----------------   -----------      ------------

W. Barry Adams                4/24/96             3,000             12.75              5.75              5.75                 0
Patrick D. Cunning            4/24/96             6,000             12.75              5.75              5.75                 0
Howard M. Hickey, Jr.         4/24/96             5,500             12.75              5.75              5.75                 0



    Effective April 24, 1996, the Personnel and Compensation Committee granted replacement options to Messrs. Adams, Cunning and Hickey to acquire 14,500 shares of Common Stock at an exercise price of $5.75 per share. These options replace incentive stock options originally granted to those executives in February 1991 and expiring in February 1996. Typically options granted under the Company's Option Plans have a 10 year expiration period and the Committee determined that it was in the best interests of the Company to allow the officers to extend options granted in February 1991 which expired after 5 years. The exercise price of these options was the fair market value of a share of Common Stock on the date of the original grant.

                                  Personnel and Compensation Committee
                                          William F. Cochrane, Chairman
                                          Harold D. Kingsmore
                                          Charles E. Simons, III

    STOCK APPRECIATION RIGHTS.  PALFED has no Stock Appreciation Rights.

    LONG-TERM INCENTIVE PLAN AWARDS. The Company has no "long-term incentive plan" as defined by applicable SEC regulations, which excludes the Restricted Stock Plan and the Option Plans.

    EMPLOYEE SAVINGS AND STOCK OWNERSHIP PLAN. PALFED has an Employee Savings and Stock Ownership Plan (the "401(k) Plan") for the employees of the Company and any of its subsidiaries or affiliates. All assets of the 401(k) Plan are held in trust. During 1994, the Company amended the 401(k) Plan to allow participating employees to invest in several mutual funds and in Common Stock. Prior to July, 1994, all assets of the 401(k) Plan were invested in Common Stock. The 401(k) Plan may acquire shares of Common Stock directly from PALFED or in open market purchases. The Company has registered 355,000 shares of Common Stock for issuance pursuant to the 401(k) Plan, which is intended to remain in effect indefinitely. During 1996, the 401(k) Plan acquired a net of 10,476 shares of Common Stock in the open market to be held in the accounts of the participating employees. The 401(k) Plan constitutes a "qualified cash or deferred arrangement" within the meaning of Section 401(k) of the Internal Revenue Code and is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

    All employees who have been employed by PALFED or an affiliate or subsidiary for at least one year of service are eligible to participate in the 401(k) Plan. Executive officers may participate in the 401(k) Plan on the same terms as other employees, subject to any limitations on amounts that may be contributed to the 401(k) Plan. During 1996, 278 employees were eligible to participate in the ESOP Plan, of which approximately 211 employees participated. As of January 1, 1997, 222 employees were eligible to participate in the 401(k) Plan, of which 180 employees had elected to participate for 1997. Under the 401(k) Plan employees can authorize payroll deductions which are matched by employer contributions. During 1996, the employer matching contribution was 75 percent. In addition, the 401(k) Plan allows the employer to make supplemental contributions. Subject to certain vesting requirements (three years for employer matching contributions and five years for employer supplemental contributions), distributions from the 401(k) Plan will be made only on the employee's retirement or in the event of permanent disability or termination before retirement.

TRANSACTIONS WITH OFFICERS AND DIRECTORS

    In accordance with applicable OTS regulations, Palmetto Federal offers consumer and residential mortgage loans on preferential terms to its officers, directors and employees. All such loans to executive officers and directors are made in the ordinary course of business on substantially the same terms and collateral (except for interest rates) as those of comparable transactions prevailing at the time, and do not involve more than the normal risk of collectibility or other unfavorable features. All such loans are approved in advance by Palmetto Federal's Executive Loan Committee and the Board of Directors.

    The following table sets forth certain information relating to aggregate indebtedness outstanding as of December 31, 1996 in excess of $60,000 of loans made to persons who were during 1996 executive officers and directors of PALFED or Palmetto Federal or related to such persons. Each of the loans termed "Mortgage" is a first mortgage on the underlying property. Cashline is a revolving home equity line of line secured by the borrower's residence. Personal Cashline is an unsecured revolving line of credit loan.


                                                                             Balance at         Largest
                                Type of        Date of          Original     December 31,       Balance          Interest
Name                             Loan           Loan            Balance(1)      1996            in 1996            Rate
----                            -------       ---------         -------      -----------       --------           ------

Patrick D. Cunning             Mortgage        03/15/94        $199,000        $176,574        $185,158            6.75
Director, Executive            Cashline        12/26/95          49,000          38,411          38,992            7.75
Vice President

Albert H. Peters, Jr.        Commercial        01/17/96         400,000          99,000         100,000            8.75
Chairman of the Board

Charles E.,                    Mortgage        05/05/93          86,000          71,726          75,672           6.875
  Simons, III                  Mortgage        06/08/73          45,000           5,532           8,966            7.50
Director                       Cashline        11/16/87          25,000             -0-           3,633        Variable
                               Consumer        12/26/94           9,940           5,511           8,737            7.45

John C. Troutman               Mortgage        05/24/93         144,000         122,261         129,013           6.875
Director, President and
Chief Executive Officer

W. Barry Adams                 Mortgage        07/17/89          88,000          79,060          80,723            5.75
Executive Vice                 Personal
President                        Cashline      10/22/85           5,000             -0-           1,002        Variable

Joe W. DeVore                  Mortgage        02/28/94         160,000         142,221         148,811           6.875
Executive Vice                 Personal
President                        Cashline      03/01/85           7,500              57             571        Variable
                               Cashline        08/17/85          45,000          16,108          26,993        Variable

Howard M. Hickey,              Mortgage        03/24/93         110,000         105,390         106,764           6.875
  Jr., Executive               Personal
Vice President and               Cashline      11/05/87           5,000           4,779           5,000        Variable
General Counsel                Cashline        12/14/93          10,000           9,792          10,000        Variable
                               Consumer        05/26/95          21,205          15,894          19,571            9.25

Darrell R. Rains               Mortgage        11/01/93         203,150         191,225         198,468            6.75
Executive Vice                 Cashline        12/26/95          49,000           2,334          34,500            7.75
President and Chief
Financial Officer

Michael B. Smith               Mortgage        01/28/91         121,450         111,520         113,609            5.75
Senior Vice President          Personal
and Controller                   Cashline      11/13/90           4,500           1,965           2,965        Variable
                               Cashline        02/28/96          14,800          13,006          14,800            7.75

Storage R' Us                Commercial        03/07/96       1,062,000       1,026,775       1,026,775            8.75
 of Columbia(2)          Line of Credit



-------------------------

         (1) The original balance shown for both Cashline and Personal Cashline loans is the amount of the authorized line of credit.
         (2) Harold D. Kingsmore, a director of the Company, is one of the guarantors on this loan.

    Palmetto Federal has outstanding loans to some other members of the immediate families of certain of its officers and directors and to consulting directors. These loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than a normal risk of collectibility or present other unfavorable features.

                                 SHAREHOLDER PROPOSAL
                                     (PROPOSAL 2)


    Mid-Atlantic Investors, a South Carolina general partnership ("Mid-Atlantic"), P.O. Box 7574, Columbia, South Carolina, which is the beneficial owner of 137,500 shares of Common Stock, has notified the Company that it intends to present the following proposal at the Annual Meeting, which proposal is opposed by the Company's Board of Directors:

    "RESOLVED, that the shareholders hereby inform the board of directors that it is the desire of the shareholders that the board of directors immediately take the necessary steps to achieve a sale, merger or other acquisition of the Company on terms that will maximize shareholder value as promptly as possible."

Shareholder's Supporting Statement:

    "We believe that a prompt sale of the Company will result in the greatest return to shareholders with the least amount of risk in the near term. Accordingly, we recommend a vote FOR the proposal to sell the Company.

    It is important for the shareholders to tell management what the shareholders want. Without consulting the shareholders, management formed a Strategic Alternatives Committee in 1995 to "explore and evaluate the enhancement of long-term shareholder value". Apparently, the Committee "concluded that expansion of the Company's franchise coupled with efforts to increase earnings can best accomplish this goal." Although the decision of the Committee was reported to the shareholders before the 1996 annual meeting, the shareholders were not asked to approve this major decision which affects all of the shareholders. Shareholders also were not advised of the anticipated cost of pursuing this strategy or whether management also evaluated a sale of the Company as an alternative strategy. We believe management's expansion strategy will be expensive, will depress returns on equity, and will drain away current shareholder value in exchange for an elusive expectation of long-term shareholder value.

    Furthermore, based on historical performance, there is no reason to believe that the stated goals can realistically be expected to be attained in the near future. A good measure of earnings performance is the return on shareholder equity ("ROE"). For fiscal years 1991 through 1995, the Company's ROE's, respectively, were 1.98%, 6.86%, minus 31.94%, 8.35% and 8.54%. Compared to other institutions in South Carolina, this is not high performance. For example, American Federal, an S & L headquartered in Greenville, South Carolina, reported ROE's of 13.35%, 16.40%, 17.70%, 17.81% and 16.14%, respectively, for
1991-1995.

    The Company is principally engaged in the classic savings and loan business of taking deposits and making mortgage loans. These are very competitive activities which have been substantially affected by technological changes in recent years. We believe that the Company's present franchise, i.e., its customer base, is presently of substantial value to potential acquirors.
Whether this will continue to be true in the future is simply a gamble. It is very conceivable that technological change could substantially reduce the value of the Company's franchise over the long-term. It will probably be years before the Company attains a substantial market share as a result of its planned expansion in the larger Charleston and Columbia markets. In the meanwhile, the value of such a share may diminish.

    Simply put, neither we nor management know what the future will hold. However, we believe that the Company could presently be sold for a substantial premium over its "go it alone" value. That makes more sense to us than a risky bet on the long-term future of the Company. The better long-term bet is for a merger with another financial institution with a proven record of above average performance and with greater geographic diversity.

Please vote FOR the proposal.  This is your Company and your future."

                  BOARD OF DIRECTORS' STATEMENT AGAINST THE PROPOSAL

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS.

    PALFED's Board of Directors is firmly committed to the goal of increasing shareholder value. However, the directors believe that an immediate, forced auction of the Company is ill-advised and neither maximizes value for shareholders now nor adequately rewards shareholders for the future value of the Company. The Board of Directors is always willing to consider a sale of the Company at a substantial premium if such an opportunity arises.

    The Board's Strategic Alternatives Committee, consisting of a majority of outside directors, is charged with considering strategic alternatives available to the Company, including a sale or merger of the Company, and assisting the Board with long-term planning. After consideration of various strategic alternatives and consultation with the Company's financial advisors, the Board of Directors unanimously concluded that the best way to maximize shareholder value is by revitalizing and expanding the Company's core banking operations through internal growth and careful expansion into new and growing markets. Rather than "draining" away value by expanding the franchise as the shareholder proposal suggests, the Board believes its strategy has increased shareholder value as demonstrated by the increase in the Company's Common Stock price from $5.50 per share in October 1993 to $15.00 per share as of the Record Date. In addition, the Board believes the Company's strategy has diversified risk, expanded the Company's earnings base and strengthened Palmetto Federal's franchise value.

    The Board believes the shareholder proposal underestimates the Company's current value and its long-term potential. The proposal, by advocating an immediate sale of the Company, fails to recognize the positive changes in both the thrift industry and in the Company. The recent performance of many community banks and thrifts shows that well managed community institutions can generate superior returns for shareholders. Since the end of 1993, the Company has recapitalized Palmetto Federal, problem assets have shrunk by more than 50 percent, and the Bank's operating earnings have reached record levels. In 1996, equalization of deposit insurance premiums and other legislative changes eliminated practically all of the significant differences between thrifts and community banks, and removed the structural impediments that had placed thrifts at a competitive disadvantage to banks. The Board believes the Company's future results will capture the benefit of these positive developments and enhance shareholder value. The proposal's negative view of the future of the Company and the thrift industry is ill-conceived, ignores these fundamental, positive changes, and would deny the shareholders the Company's "upside" value.

    Contrary to the proposal's assertion, Palmetto Federal's expansion strategy is working. Industry consolidation has offered Palmetto Federal attractive opportunities to acquire branches vacated by banks at a fraction of the start up costs of building and opening new banking offices. For example, in Hilton Head, Lexington and Charleston, Palmetto Federal opened offices in branches formerly occupied by out-of-state banks. In Columbia, Palmetto Federal leases its branch in a Wal-Mart store, the first of its kind in South Carolina. As a result of recent bank and thrift mergers, the Bank also purchased upgraded computer equipment from an acquired bank at a fraction of the replacement cost and has hired experienced bankers as a result of industry consolidation. Finally, Palmetto Federal's expansion has decreased its reliance on the Central Savannah River Area market, while at the same time growing its customer base and franchise value.

    The shareholder's proposal would direct the Board to follow only one course -- put the Company up for sale -- without any other alternatives. The Board of Directors believes this plan would be shortsighted and ill-advised. It is the Board of Directors that has the ultimate responsibility to determine the development and execution of the Company's long-term business strategies and to conduct the Company's business and affairs. The Board of Directors, therefore, considers the proposal a tactic designed to pressure the Board into abandoning its fiduciary duties by placing the Company "in play" now without considering other alternatives that could result in better long-term results. The Board of Directors cannot and will not abdicate its fiduciary obligations to act in the shareholders' best interests to satisfy a single shareholder's demands for a limited, short-term gain.

    Approval of Proposal 2 will require the affirmative vote of a majority of the votes cast by the holders of Common Stock who are present in person or represented by proxy and entitled to vote at the Annual Meeting. Broker nonvotes and abstentions will not be included in vote totals and will have no effect on the vote. Approval of this Proposal would not require that the requested action be taken since the Proposal is advisory only and is not binding on the Company or the Board of Directors.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 2.



                                 INDEPENDENT AUDITORS


    The Board of Directors intends to select independent public accountants for PALFED and its subsidiaries for 1997 following the Annual Meeting. Coopers & Lybrand L.L.P. has been the independent public accountants for PALFED or its predecessors since 1982. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.


                    SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING


    A shareholder who wishes to submit a proposal for action at the 1998 Annual Meeting must submit a proposal sufficiently in advance so that it is received at the Company's principal executive offices no later than November 15, 1997. The shareholder also should notify the Company in writing regarding his intention to appear personally at the meeting to present his proposal at the time he submits his proposal. Nothing in this paragraph shall be deemed to require the Company to include in its Proxy Statement and proxy relating to the 1998 Annual Meeting of Shareholders any shareholder proposal that does not meet in all respects the requirements for inclusion established by the SEC in effect at the time such proposal is received.


                                    OTHER MATTERS


    Management of PALFED is not aware of any other matter to be presented for action at the Annual Meeting other than those mentioned in the Notice of Annual Meeting of Shareholders and referred to in this Proxy Statement. If any other matter comes before the meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their judgment.



                                  By Order of the Board of Directors,
                                  Howard M. Hickey, Jr.
                                  Secretary

                                     PALFED, INC.

                                        PROXY
                      PROXY SOLICITED BY THE BOARD OF DIRECTORS
                        FOR THE ANNUAL MEETING OF SHAREHOLDERS
                                    APRIL 22, 1997


         The undersigned hereby appoints Howard M. Hickey, Jr. and John C. Troutman, or either of them, each with full power of substitution, acting jointly or by any one of them if only one be present and acting, attorneys and proxies to vote in the manner specified below (according to the number of shares which the undersigned would be entitled to cast if then personally present) at the Annual Meeting of PALFED, Inc. ("PALFED") to be held on April 22, 1997, including any adjournments thereof.

         THIS PROXY SHALL BE VOTED AS DIRECTED. IF NO DIRECTION TO THE CONTRARY IS INDICATED, IT WILL BE VOTED "FOR" THE ELECTION OF THE FOUR NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE HEREOF, AND "AGAINST" PROPOSAL 2 AS INDICATED IN THE ENCLOSED PROXY STATEMENT. Discretionary authority is hereby conferred as to all other matters that may come before the meeting and all adjournments or postponements thereof.

         YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

                      PLEASE SIGN THIS CARD ON THE REVERSE SIDE

The Board of Directors recommends a vote FOR the election of directors.

1.  Election of directors.
    Nominees for a three year term: William F. Cochrane, Edward Larry Hutto, Charles E. Simons, III
    Nominee for a two year term: Edwin S. Pearlstine, Jr.

              FOR                                     WITHHELD
         / /                                     / /


Vote withheld from the following nominees:
                                          -------------------------------




The Board of Directors recommends a vote AGAINST Item 2 below.

2.  Shareholder proposal as described on page 19 of the Proxy Statement.

    FOR                           AGAINST                       ABSTAIN
/ /                          / /                           / /



                                  ---------------------------------------
Dated:               , 1997       Signature
      --------------


                                  ---------------------------------------
                                  Signature


                                  PLEASE SIGN this proxy exactly as your name or names appear hereon. If shares are held jointly, signatures should appear for both names. When signing as attorney, executor, administrator, trustee, guardian or custodian, please indicate the capacity in which you are acting.


PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PREPAID
ENVELOPE.


                                         -2-